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EXHIBIT 10.11

                    PRESCRIPTION BENEFIT MANAGEMENT AGREEMENT

         THIS PRESCRIPTION BENEFIT MANAGEMENT AGREEMENT ("Agreement") is made by and between PROVANTAGE HEALTH SERVICES, INC., a Delaware corporation, with its principal place of business at N19 W24130 Riverwood Drive, Waukesha, Wisconsin 53188, hereinafter referred to as "PROVANTAGE", and AMERICAN MEDICAL SECURITY HOLDINGS, INC., a Wisconsin corporation ("Holdings") and its present and future wholly-owned insurance company subsidiaries with active business (which as of the date hereof includes United Wisconsin Life Insurance Company, a Wisconsin insurance company, ("UWLIC") Unity HMO of Illinois, Inc., an Illinois health maintenance organization ("Unity) and American Medical Security Health Plan, Inc. d/b/a American Medical Healthcare, a Florida health maintenance organization ("AMH") with their principal places of business at 3100 AMS Boulevard, Green Bay, Wisconsin 54313, Holdings, UWLIC, Unity and AMH hereinafter collectively referred to as "AMS."

         WHEREAS, AMS has adopted various prescription drug programs referenced on EXHIBIT A attached hereto (the "Plans") for various clients' eligible employees and their eligible dependents (the "Plan Participants"). A description of each Plan (the "Plan Parameters") will be communicated by AMS to PROVANTAGE either electronically or in written hard copy format prior to the effective date of this Agreement. Additional Plans may be added to EXHIBIT A from time to time during the term of this Agreement. Such additions shall be evidenced by a written Addendum to this Agreement which is signed by AMS and PROVANTAGE. The Plan Parameters of any such additional Plans shall be communicated to PROVANTAGE prior to the effective date thereof.

         WHEREAS, PROVANTAGE is a prescription benefit manager, and maintains a computerized claims processing system, a prescription drug mail service, and a network of retail pharmacies (the "Participating Pharmacies") who have agreed to provide prescription services for PROVANTAGE's clients including AMS, and

         WHEREAS, additional information with respect to AMS and the Plans is set forth on the AMS Data Sheet attached to this Agreement as EXHIBIT B (the "Data Sheet"); and

         WHEREAS, PROVANTAGE and AMS' affiliate, American Medical Security, Inc. ("AMS, Inc."), have entered into that certain Prescription Benefit Management Agreement dated June 28, 1995 (the "1995 Agreement"), whereby PROVANTAGE has agreed to provide prescription benefit management services to AMS upon the terms and conditions set forth herein; and

          WHEREAS, PROVANTAGE and AMS, Inc. amended the 1995 Agreement pursuant to the First Amended and Restated Prescription Benefit Management Agreement dated March 16, 1996 (the "1996 Agreement"); and

         WHEREAS, PROVANTAGE and AMS desire to terminate the 1996 Agreement and enter into the following agreement for the provision of Prescription Benefit Management services, effective January 1, 2000; and

         WHEREAS, PROVANTAGE and AMS have agreed to enter into the following agreement.

                             I. GENERAL APPOINTMENT

1. PROVANTAGE shall be AMS' exclusive prescription benefit manager with respect to the Plans during the Initial Term (as hereinafter defined), provided, however that such exclusivity shall not apply to business that is acquired by AMS as a result of an acquisition of another companies' stock, assets or block of business, through reinsurance or otherwise (the "Acquired Business") so long as AMS uses its
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good faith, diligent and commercially reasonable efforts to transition such prescription business to PROVANTAGE as soon as reasonably possible, including exercising any termination rights at the earliest possible time without incurring any material financial penalty. As the prescription benefit manager of the Plans, PROVANTAGE shall diligently assist AMS in establishing and implementing prescription benefit management programs designed to lower the total cost of Plan Participants' health care. Toward this end, PROVANTAGE shall manage all prescription claim processes for AMS by implementing an optimal mix of cost reduction strategies which may include, but are not limited to:

          - Programs designed to increase mail service utilization;
          - Formulary management services;
          - Drug utilization evaluation programs, including:
               - Drug utilization review programs (prospective, concurrent and retrospective)
               - Educational programs (as such programs may be developed by
                 PROVANTAGE from time to time)
               - Disease state management processes (as such processes may be jointly developed by PROVANTAGE and AMS from time to time)

PROVANTAGE's services, which shall be provided subject to and in accordance with the terms and conditions of this Agreement, shall initially be prescription claims processing, prescription drug mail services, and formulary management services described in this Agreement, and shall include such other functions as may be mutually agreed upon in writing by AMS and PROVANTAGE from time to time during the term of this Agreement. AMS and PROVANTAGE agree to work together in good faith to develop and implement mutually acceptable programs, procedures and policies to more effectively and efficiently manage the prescription benefits available to Participants under the Plans.

                       II. PRESCRIPTION CLAIMS PROCESSING

2. APPOINTMENT. Except as provided herein, AMS hereby appoints PROVANTAGE as its exclusive Prescription Claims Processor during the Initial Term for all existing and new business written pursuant to the Plans, and PROVANTAGE hereby accepts such appointment.

3. AUTHORITY. PROVANTAGE hereby agrees to perform all of the following claims processing functions with respect to the Plans, and AMS hereby grants PROVANTAGE the authority and empowers PROVANTAGE to perform such functions:

          A. To process all claims received from Participating Pharmacies and/or eligible Plan Participants in accordance with the Plan Parameters and this Agreement;

          B. To reject or otherwise deny claims which are incomplete, ineligible, outside the dates specified by this Agreement or invalid for any other reason;

          C. To issue checks to Participating Pharmacies for the payment of claims;

          D. To issue checks directly to Plan Participants for covered items under the Plans if they are unable to have a Participating Pharmacy submit the claims on their behalf at the retail and mail reimbursement rates set forth herein;

          E. To audit Participating Pharmacies as deemed necessary or appropriate by PROVANTAGE for compliance with the specific Plan parameters as well as for fraudulent or incorrectly submitted claims;

          F. To generate reports for AMS, Participating Pharmacies and for PROVANTAGE's own uses;

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          G.   To maintain hard copy and/or computerized records of all
               transactions completed hereunder for a reasonable period of time as may be required by law;

          H. To adjust the amount paid on a submitted claim so that it accurately reflects:
               i. The correct ingredient cost at the time the benefit was received as determined by First Data Bank current drug pricing database.
               ii.    The correct dispensing fee, if any.
               iii. The correct sales tax, if any, for the State in which the benefit was rendered.
               iv. The correct deductible or copayment, if any, that should have been collected.
               v. To provide such other functions as may be indicated on the Data Sheet.

          I. To process prior authorizations to Plan Participants within an average of 24 hours once all information has been received for certain Pharmaceuticals (as hereinafter defined) where appropriate pursuant to the terms of the Plan Parameters.

If the processing of prior authorizations by PROVANTAGE exceeds the 24 hour guarantee set forth in subsection I, above, PROVANTAGE shall pay AMS $500 for each instance, up to a maximum annual penalty of $5,000.

Any error by PROVANTAGE in claims processing or administration will result in PROVANTAGE paying a financial penalty to AMS equal to the excess claim cost incurred by Plan Participants. Additionally, PROVANTAGE guarantees that it will have a 95% accuracy rate for claims processing and administration. Should the processing of claims by PROVANTAGE fall below a 95% accuracy rate, PROVANTAGE shall pay to AMS a penalty of $200 for each full percentage point that the processing accuracy level is below the guaranteed level, up to a maximum annual penalty of $5,000. In addition, if PROVANTAGE is below the 95% accuracy level, PROVANTAGE shall also pay all reasonable costs incurred by AMS in auditing PROVANTAGE's performance hereunder.

PROVANTAGE will also guarantee resolution of 95% of Plan Participant-submitted claims within 35 days of receipt of the claim. It is understood that resolution of the claims is dependent upon the timing of the receipt of the claims and the next semi-monthly processing cycle. Based upon when the claim was received, the payment or notice of denial will be mailed between five and 35 days of receipt. PROVANTAGE's failure to meet this provision will result in PROVANTAGE paying AMS a $500 penalty for each full day that the performance level is below the guaranteed level up to a maximum annual penalty of $5,000. In addition, PROVANTAGE guarantees that its claims processing system shall be available 99.5% of the time (assuming 24 hours a day, 7 days a week) except for scheduled normal system maintenance for which AMS has been notified; PROVANTAGE's failure to meet such availability will result in a penalty of $1,000 per day up to a maximum annual penalty of $5,000.

These penalties shall be in addition to any other rights, remedies or recoveries AMS may have under this Agreement or available at law or in equity.

4. IDENTIFICATION CARDS. AMS will issue identification cards for eligible Plan Participants containing the following information:

         A.       AMS' NAME*
         B.       PARTICIPANT'S NAME*
         C.       PARTICIPANT'S IDENTIFICATION NUMBER*
         D.       GROUP NUMBER
         E.       CO-PAY (IF ANY)*
         F.       EFFECTIVE DATES OR THE WORDS "ON-LINE ELIGIBILITY"
         G.       SPECIAL NOTES PERTAINING TO THE PLAN (IF APPLICABLE)
         H.       PROVANTAGE NAME AND LOGO
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Each single Plan Participant will be issued one card. Each Plan Participant that has dependent coverage will be issued two cards. If a card is lost or stolen, AMS will issue a replacement card.

5. PAYMENT OF CLAIMS. AMS assumes all financial responsibility and shall pay for all reimbursable claims pursuant to the Plan Parameters submitted to PROVANTAGE, whether by Participating Pharmacies or Plan Participants. AMS further acknowledges the right of any Participating Pharmacy to proceed directly against AMS to collect any legitimate claim which AMS has failed to pay to the Participating Pharmacy through PROVANTAGE. This is a waiver of any claim of lack of privity of contract between AMS and the Participating Pharmacy.

AMS shall transfer funds for the payment of valid prescription drug claims under the Plan to PROVANTAGE pursuant to the banking arrangement between the parties as specified in this Agreement.

6. DRUG COST CALCULATION. PROVANTAGE shall use prescription drug pricing information and clinical databases supplied by First Data Bank, or any other nationally recognized database. AMS agrees to hold PROVANTAGE harmless from liability for any claim or payment arising out of inaccurate information supplied to and used by PROVANTAGE in good faith.

7. DRUG UTILIZATION REVIEW (DUR). PROVANTAGE shall, as part of the electronic claim adjudication process, perform Drug Utilization Review (DUR). DUR includes drug interaction screening and other informational messages. The information generated and provided in connection with DUR is intended as a supplement to, and not a substitute for, the knowledge, expertise, skill, and judgment of physicians, pharmacists and other health care providers. PROVANTAGE disclaims all responsibility for any and all actions or interventions, taken or not taken as a result of providing this information. AMS understands and authorizes PROVANTAGE to inform providers that the information provided should not be relied upon as a substitute for their professional judgment and AMS acknowledges that DUR shall not prevent providers from dispensing prescriptions or providing other goods and services in opposition to the information they receive under PROVANTAGE's DUR Program. Providers are individually responsible for acting or not acting upon the information provided through PROVANTAGE's DUR Program, and for performing services in each jurisdiction consistent with the scope of their professional licenses.

PROVANTAGE relies upon outside databases and software provided by other vendors to provide information used by PROVANTAGE in its DUR Program. PROVANTAGE's performance is limited by the information sought and received by and from these vendors. PROVANTAGE will attempt to update these databases on a reasonable basis to reflect changes in the standards of pharmaceutical prescribing, however, no database will contain all currently available information. In most cases the vendors limit or exclude warranties regarding the information provided to PROVANTAGE for use in its DUR Program. Such limitations and exclusions shall be communicated by PROVANTAGE to AMS, and after such communication, shall be incorporated herein by this reference.

Further, PROVANTAGE may not have all the relevant information necessary for the purposes of providing DUR information including, but is not limited to, patient diagnoses, utilization of drugs obtained without using PROVANTAGE's claims processing system or not included in the patient's active profile, patient's medical history, and any other idiosyncrasies of a patient. PROVANTAGE shall have no obligation to acquire information concerning any patient where sufficient information is at any time unavailable to enable PROVANTAGE's DUR Program to determine whether or not intervention is indicated.

PROVANTAGE's DUR Program is dependent upon the accurate transmission and processing of data by electronic means. AMS agrees to hold PROVANTAGE harmless from liability for any intervention or non-intervention resulting from any interruption in the electronic processing regardless of the reason for said interruption, except if PROVANTAGE is directly responsible for said interruption. Because of the large number of computer systems and software in use by providers, PROVANTAGE cannot and does not guarantee that a provider is technically capable of receiving DUR information.
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Except as provided herein, PROVANTAGE disclaims all express and implied warranties of any kind, including but not limited to, any warranty as to the quality, accuracy or suitability for any particular purpose of the information generated and provided through DUR. PROVANTAGE disclaims any liability for consequential, incidental, exemplary, punitive or special damages incurred directly or indirectly in connection with PROVANTAGE's performance of or omission to perform, DUR services or resulting from reliance on or use of information furnished under PROVANTAGE's DUR program.

8. REPORTS AND STATEMENTS. PROVANTAGE shall provide AMS with a detailed report on all claims paid or rejected on its behalf. In addition PROVANTAGE shall provide a claim tape to AMS within seven business days following the end of a payment cycle. PROVANTAGE shall provide all standard management reports to AMS within 15 calendar days from the end of any relevant reporting period. PROVANTAGE shall pay to AMS $250 per business day for each claim tape or batch of reports that is not delivered within the number of days guaranteed, up to a maximum annual penalty of $5,000. This penalty shall be in addition to any other rights, remedies or recoveries AMS may have under this Agreement or available at law or in equity.

AMS shall be permitted to review at PROVANTAGE's premises the quarterly reports generated and maintained by PROVANTAGE evidencing PROVANTAGE's performance under this Agreement with respect to the various performance guarantees set forth herein.

PROVANTAGE shall provide all Participating Pharmacies which submit claims for reimbursement with a remittance report.

9. AUDIT. PROVANTAGE will perform audits of Plan Participants' claims or Participating Pharmacies at its own discretion to ensure the integrity and validity of the claims it receives and processes on behalf of AMS, provided, however that PROVANTAGE guarantees (i) routine statistical audits of at least 2% of the Participating Pharmacies on an annual basis, and (ii) if after a review of statistical audit results, an on-site audit is justified, PROVANTAGE will perform an on-site audit of 1% or more of Participating Pharmacies on an annual basis. Should PROVANTAGE fail to perform the statistical or onsite audits of the Participating Pharmacies in accordance with this Paragraph, PROVANTAGE shall pay to AMS a penalty of $500 for each Participating Pharmacy that it did not audit, up to an annual maximum penalty of $5,000. This penalty shall be in addition to any other rights, remedies or recoveries AMS may have under this Agreement or available at law or in equity.

AMS may receive copies of these summarized audits on an annual basis. In addition, AMS can review all results of the audits on PROVANTAGE's premises upon request and after providing advance notice. If PROVANTAGE finds grounds for denying or charging back any claims AMS will be notified. In the event that an audit of a Participating Pharmacy by PROVANTAGE results in additional funds due to AMS, AMS shall receive 90% of such funds and PROVANTAGE shall retain 10%.

AMS may also request an audit of a specific claim or Participating Pharmacy, to be conducted at AMS' expense. In the event that an audit of a Participating Pharmacy by AMS results in additional funds due to AMS, AMS shall receive 100% of such funds.

PROVANTAGE's own books and files will be available for AMS' inspection during regular business hours. However, AMS may only inspect PROVANTAGE's books and files as they pertain to AMS' Plans and PROVANTAGE's compliance with this Agreement in accordance with ProVantage's External Account Audit Policy (the "Policy"). While AMS agrees to follow all audit procedures in the Policy, in the event there is a direct conflict between specific terms in this Agreement and specific terms in the Policy relating to fees and scope of auditing, this Agreement shall control.

In accordance with Section 3(A) above, PROVANTAGE agrees that 100% of the claims that are administered and processed by PROVANTAGE will be in accordance with the terms of the Plan Parameters and this Agreement including, but not limited to, EXHIBIT B. AMS, at its own cost and
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expense, shall have the right to audit PROVANTAGE's books and records to ensure compliance with this provision. If an outside auditing firm is utilized by AMS to audit the accuracy of the claims administered and processed by PROVANTAGE hereunder, PROVANTAGE shall share in the cost of such outside auditing firm provided that PROVANTAGE has had input in the selection of such outside auditing firm.

10. COMPENSATION. AMS agrees to pay to PROVANTAGE such compensation as indicated on the Data Sheet. PROVANTAGE will provide AMS an itemized monthly bill. PROVANTAGE shall have the right after the initial term of this Agreement to change the level of compensation PROVANTAGE receives hereunder upon sixty
(60) days written notice to AMS. AMS may object to any increase in such compensation by giving written notice to PROVANTAGE at least thirty (30) days prior to the expiration of the sixty (60) day period. In the event the parties cannot agree on an appropriate level of compensation, this Agreement shall terminate at the end of the sixty (60) day period or at such later date as may be mutually agreed to by the parties.

11. BILLING CYCLE AND PAYMENTS. AMS hereby authorizes PROVANTAGE to debit the account indicated on the Data Sheet for prescription drug claims and other charges authorized hereunder. Such debits shall be made via Automated Clearing House ("ACH"). PROVANTAGE will bill AMS or AMS' designee on a semi-monthly basis to enable payment of valid claims submitted to PROVANTAGE in a timely manner. The first billing statement of every month will include charges for all claims submitted by Participating Pharmacies and for all mail services rendered between the first (1st) and the fifteenth (15th) of the month. The second billing statement of every month will include charges for all claims submitted by Participating Pharmacies and all mail services rendered between the sixteenth
(16th) and the last day of the month. The first billing statement of each month will be mailed on the sixteenth (16th) of each month, or the first business day thereafter. The second billing statement of each month will be mailed on the first (1st) day of the following month, or the first business day thereafter. AMS' account will be debited via ACH on the twenty second (22nd) of each month, or the first business day thereafter, for the first monthly billing statement. AMS' account will be debited via ACH on the seventh (7th) day of the following month, or the first business day thereafter, for the second monthly billing statement.

AMS warrants to PROVANTAGE that it shall make available for debit sufficient funds to meet the full amount of each invoice submitted to AMS by PROVANTAGE. All bills shall be deemed to have been received by AMS on the third (3rd) day after the date said bill was mailed, or by the end of the next business day if sent by facsimile or express mail. Payments more than 7 days past due shall be subject to interest at the rate of one half of one percent per semi-monthly billing period (twelve percent (12%) per annum) or the maximum portion thereof allowed by law.

12. OPTIONAL PROGRAMS. AMS may participate in any one or more of PROVANTAGE's Optional Programs, as described in the Plan Parameters.

13. NEW STANDARD CLINICAL PROGRAMS. At no additional cost to AMS, PROVANTAGE shall offer to AMS its new standard program offerings including (i) its enhancements to formulary management services, (ii) drug conflict surveillance,
(iii) price parity, (iv) quantity/length of therapy edits, (v) non-clinical prior authorization, (vi) utilization analysis/review and recommendations, (vii) concurrent DUR. Such programs are further described in Section 2 of a certain December 1, 1999 proposal by PROVANTAGE to AMS (the "Standard Clinical Programs"), a copy of which is attached hereto as EXHIBIT C and made a part hereof. PROVANTAGE and AMS shall work cooperatively in the implementation of such additional programs and services to be performed by PROVANTAGE. In addition, PROVANTAGE agrees to offer to AMS any other relevant services or programs that it makes available to PROVANTAGE's other clients at terms to be agreed upon by the parties.
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                       III. PRESCRIPTION DRUG MAIL SERVICE

14. APPOINTMENT. Except as provided herein, AMS hereby appoints PROVANTAGE as its exclusive Prescription Drug Mail Service provider for the Plans during the Initial Term, and PROVANTAGE hereby accepts such appointment.

15. AUTHORITY. PROVANTAGE hereby agrees to perform all of the following services with respect to the Plans, and AMS hereby grants PROVANTAGE the authority and empowers PROVANTAGE to perform such services:

           A. To provide and dispense all prescribed legend drugs, insulin and insulin syringes, (collectively referred to herein as "Pharmaceuticals"), as set forth in the Plan Parameters, subject to availability. Such Pharmaceuticals shall be supplied in amounts prescribed by a physician, or as indicated in the Plan Parameters. Whenever possible, and subject to state guidelines and the dispensing pharmacist's professional discretion, PROVANTAGE agrees to dispense the generic drug or the lowest cost equivalent item currently available to PROVANTAGE. In addition, at the request of a Plan Participant, PROVANTAGE shall also dispense Pharmaceuticals not covered by the Plan Parameters at the expense of Plan Participants in accordance with EXHIBIT B.

           B. To label and package the Pharmaceuticals as required by applicable State and Federal Laws and Regulations and as is consistent with industry practices and procedures.

           C. To provide prepaid delivery of Pharmaceuticals to Plan Participants' residences by U.S. Mail, UPS or an overnight service in accordance with applicable regulations and industry practices and procedures.

           D. To provide, at PROVANTAGE's expense, toll free telephone lines from 7:00 am - Midnight Central Time, Monday through Friday and 8:00 am - 4:30 pm Central Time, Saturday, computer services, informational brochures and similar administrative services as PROVANTAGE shall determine to be appropriate for the provision of the Prescription Drug Mail Services described herein.

16. GUARANTEED TIMELINESS OF MAIL SERVICE. PROVANTAGE shall use its reasonable best efforts to dispense Pharmaceuticals within 48 hours of PROVANTAGE's receipt of an acceptable prescription. Weekends and holidays are not to be included within this 48 hour period. If a prescription requires intervention by PROVANTAGE, PROVANTAGE shall use its reasonable best efforts to dispense Pharmaceuticals within 120 hours of PROVANTAGE's receipt of such prescription. AMS acknowledges that PROVANTAGE shall not be responsible for causes and circumstances beyond the reasonable control of PROVANTAGE and that PROVANTAGE shall have no liability to AMS or its Plan Participants as a result of any delay in preparation or delivery of Pharmaceuticals beyond the reasonable control of PROVANTAGE. PROVANTAGE shall provide AMS with a quarterly report detailing the timeliness of PROVANTAGE's processing of the Pharmaceuticals. In the event that the actual turnaround time of performance in any one calendar year is less than that which was guaranteed by PROVANTAGE hereunder, PROVANTAGE shall pay AMS $300 for each full percentage point required to meet the guaranteed turnaround time up to a maximum annual penalty of $5,000.

These penalties shall be in addition to any other rights, remedies or recoveries AMS may have under this Agreement or available at law or in equity.

PROVANTAGE shall have no obligation to provide Pharmaceuticals to any Plan Participant until PROVANTAGE receives from such Plan Participant any applicable copayment charges. In the event that PROVANTAGE receives a request from a Plan Participant to dispense Pharmaceuticals on an expedited basis, PROVANTAGE shall collect such additional expedited costs from the Plan Participant.
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17.  PRESCRIPTIONS. PROVANTAGE assumes no liability or responsibility for the accuracy, efficacy or timely receipt of prescriptions, orders or other directions by physicians to supply Pharmaceuticals to Plan Participants. PROVANTAGE reserves the right to refuse to fill any prescription that professional judgment dictates should not be dispensed. Notwithstanding the foregoing., PROVANTAGE guarantees a 99.99% accuracy rate for dispensing Pharmaceuticals hereunder and shall reimburse AMS for the drug cost and dispensing fee of any inaccurately dispensed Pharmaceutical. In the event that the accuracy ratio falls below that which was guaranteed in any one calendar year, PROVANTAGE will pay to AMS $300 for each tenth of a percent required to meet the guaranteed rate up to a maximum annual penalty of $5,000. AMS shall be permitted to review at PROVANTAGE's premises the quarterly reports generated and maintained by PROVANTAGE detailing the accuracy of PROVANTAGE's processing of the Pharmaceuticals.

These penalties shall be in addition to any other rights, remedies or recoveries AMS may have under this Agreement or available at law or in equity.

18. BILLING AND REIMBURSEMENT. With respect to each prescription filled by PROVANTAGE, AMS shall pay PROVANTAGE the charges set forth in the Data Sheet attached hereto or the applicable Plan Parameters plus any applicable state or federal sales or use taxes.

19. REPORTS. PROVANTAGE shall furnish to AMS a monthly report reflecting the Pharmaceuticals dispensed pursuant to this Agreement, the details of which AMS agrees to treat as confidential under applicable federal and state guidelines.

                            IV. FORMULARY MANAGEMENT

20. APPOINTMENT. Except as provided herein, AMS hereby appoints PROVANTAGE as its exclusive formulary management agent for the Plans during the Initial Term, and PROVANTAGE hereby accepts such appointment.

21. AUTHORITY. PROVANTAGE hereby agrees to perform various formulary management services with respect to the Plans, and AMS hereby grants PROVANTAGE the authority and empowers PROVANTAGE to perform those formulary management services as described herein, and as may be agreed to in writing from time to time by AMS and PROVANTAGE. In addition, PROVANTAGE shall offer to AMS those formulary management services as described in Paragraph 1 of the Standard Clinical Programs as set forth on EXHIBIT C. PROVANTAGE and AMS shall work cooperatively in the implementation of such services to be performed by PROVANTAGE. In addition, PROVANTAGE agrees to offer to AMS any other relevant formulary management services or programs that it makes available to PROVANTAGE's other clients at terms to be agreed upon by the parties.

22. PROVANTAGE FORMULARY. The PROVANTAGE formulary (the "Formulary") is a prescription drug formulary containing a listing of preferred medications in the most commonly prescribed therapeutic categories. The Formulary has been prepared by licensed clinical pharmacists, and is based upon evaluation of the quality, efficacy, safety and cost of various pharmaceutical products. The list of drugs on the Formulary may be modified from time to time as a result of PROVANTAGE's continuing evaluation of the Formulary, based upon factors including but not limited to medical appropriateness, manufacturer rebate arrangements and patent expirations.

PROVANTAGE and AMS agree to implement the Formulary with respect to the Plans and hereby grants AMS the right to use, during the term of this Agreement, PROVANTAGE's Formulary. AMS shall distribute copies of the Formulary to all Plan Participants at the time identification cards are sent out. With AMS' full cooperation and assistance, PROVANTAGE may implement various Formulary compliance programs and cost containment initiatives, which may include communication with Plan Participants, Participating Pharmacies and/or treating physicians. The parties will work together in good faith to develop innovative products, including products utilizing restrictive drug formularies and/or restrictive pharmacy networks. PROVANTAGE agrees to provide to AMS updates to the Formulary at least quarterly and agrees to cooperate with AMS in AMS' suggested modifications to such Formulary.

AMS understands and agrees that AMS' right to utilize the Formulary is limited solely to AMS' own use in connection with the Plans. AMS further understands and agrees that, except in connection with such limited use, AMS shall at no time copy, distribute, sell or otherwise provide the Formulary to any third party without PROVANTAGE's prior written approval. On or prior to termination of this Agreement, AMS shall cease all use of the Formulary and shall return to PROVANTAGE all copies in its possession. Plan Participants and any other parties to whom AMS has provided the Formulary shall be instructed by AMS to discontinue use of the Formulary and to destroy all copies on or before the effective date of termination. Upon PROVANTAGE's request, AMS shall provide proof to PROVANTAGE that it has complied with all of the terms and conditions set forth in this paragraph.

If PROVANTAGE implements a program that causes a Plan Participant's prescription to be changed from one chemical entity to another without first gaining the consent of AMS, PROVANTAGE shall pay AMS a penalty of $1,000. PROVANTAGE shall also reimburse AMS for any excess amount paid by the Plan Participant for a higher cost drug. ProVantage understands and agrees to this provision up to a maximum penalty of $5,000 per year.

This penalty shall be in addition to any other rights, remedies or recoveries AMS may have under this Agreement or available at law or in equity.

23. PHARMACEUTICAL MANUFACTURER'S INCENTIVE PAYMENTS. Incentive payments may be received from certain pharmaceutical manufacturers as a result of the inclusion of such manufacturers' products on the Formulary ("Incentive Payments"). PROVANTAGE will provide AMS with the amount of Incentive Payments received by PROVANTAGE on behalf of AMS or the Plans, based upon the utilization of participating manufacturers' Formulary included drugs to Plan Participants, as described in Part 6 of the Data Sheet.

AMS agrees that during the term of this Agreement, neither AMS nor the Plans will directly or indirectly negotiate or arrange or contract in any way with any entity for Incentive Payments related to the purchase of prescription drugs from any pharmaceutical manufacturer during the Initial Term of this Agreement. In the event AMS or any of the Plans negotiate or arrange with a pharmaceutical manufacturer or any other entity for Incentive Payments related to the purchase of prescription drugs or services during the Initial Term of this Agreement, PROVANTAGE may, in addition to any other remedy available at law or in equity, immediately terminate AMS' and the Plans' participation in the PROVANTAGE Formulary program, and PROVANTAGE shall be entitled to retain 100% of any and all Incentive Payments due to AMS under this Agreement which have not been paid to AMS as of the date AMS' participation so terminates. The parties acknowledge and agree however that AMS reserves the right to submit requests for proposals to other prescription benefit managers nine months prior to the end of the Initial Term of this Agreement, and PROVANTAGE shall not consider such activity to be a violation of this Section or the Agreement as long as PROVANTAGE remains the exclusive provider of services hereunder in accordance with the terms of this Agreement.

                         V. GENERAL TERMS AND CONDITIONS

24. APPLICABLE PLAN. AMS authorizes PROVANTAGE to fill prescriptions and reimburse Participating Pharmacies or Plan Participants in accordance with this Agreement, including the Plan Parameters and the Data Sheet. The Plan Parameters are expressly incorporated into this Agreement and must be completed prior to PROVANTAGE providing any services hereunder. The Plans shall be in effect for the term of this Agreement unless modified by AMS. AMS may elect to amend the Plans, with sufficient written notice to PROVANTAGE.

25. TERM OF AGREEMENT. Subject to the terms and conditions of the following paragraph, the initial term and commencement date of this Agreement shall be three (3) years commencing January 1, 2000, as indicated on the Data Sheet, and ending at the close of business on December 31, 2002 (the "Initial Term"). At the end of the Initial Term, and on each anniversary thereafter, the term of this Agreement shall automatically renew for successive one (1) year terms, unless either party notifies the other party of its intent to terminate this Agreement at the end of the then-current term, which notice shall be given at least ninety (90) days prior to the expiration of the then-current term.

26. TERMINATION. This Agreement may be terminated by either party as of the date written notice of such termination is received by the other party in the event that:

     A. any law or regulation becomes effective after the date of this Agreement which would render the services provided by PROVANTAGE under this Agreement in violation of such law or regulation; or

     B. any law or regulation becomes effective after the date of this Agreement which would render the Plans provided by AMS under this Agreement in violation of such law or regulation; or

     C. the non-terminating party fails to make any of the payments referred to in this Agreement or breaches any of the other terms and provisions of this Agreement, and such payment is not made (in the absence of a bona fide dispute) or such breach is not cured within 30 days after the date the terminating party has given written notice to the other of such late payment or breach; or

     D. the non-terminating party shall make an assignment for the benefit of creditors, is adjudicated insolvent, has a receiver or trustee appointed for a substantial part of its property, or has a proceeding commenced against it which will substantially impair its ability to perform hereunder.

In addition, AMS shall have the right to terminate this Agreement in the event that PROVANTAGE does not allow a Regulator (as hereinafter defined) or AMS or its designated outside auditing firm access to PROVANTAGE and its books and records for auditing purposes in connection with Paragraphs 9 and 33 of this Agreement, provided AMS has provided reasonable notice of such audit, agrees to the reasonable audit procedures in PROVANTAGE'S External Account Audit Policy and the requested audit procedure would not have a disruptive effect on the normal service levels provided by PROVANTAGE to its other clients.

AMS is responsible for all of PROVANTAGE's post termination processing charges in accordance with the terms of this Agreement. Claims that are received and processed by PROVANTAGE after termination will be subject to the rate so specified on the Data Sheet for a period of NINETY (90) days after the effective date of termination of this Agreement. AMS remains responsible for the payment of all claims submitted to PROVANTAGE with a date of service prior to the effective date of termination, as well as all of PROVANTAGE's administrative charges during the NINETY (90) day period after termination.

PROVANTAGE shall have the right to advise Participating Pharmacies that effective on the termination date, AMS' Plan Participants are not eligible to receive benefits under the Plan. The post-termination fees indicated on the Data Sheet will apply. The termination of this Agreement by either party shall not affect any liabilities of AMS for the payments and charges due PROVANTAGE or its Participating Pharmacies. These rights shall be in addition to all other rights and remedies of PROVANTAGE as allowed by law or in equity. In addition, the termination of this Agreement by either party shall not relieve PROVANTAGE or its Participating Pharmacies of its/their post termination responsibilities. These rights shall be in addition to all other rights and remedies of AMS as allowed by law or in equity.

27. CHANGE OF CONTROL. In the event that AMS experiences a Change of Control (as hereinafter defined) and either (i) this Agreement is terminated following such Change of Control during the Initial Term, except in accordance with
Section 26, or (ii) AMS loses an amount equal to or greater than one-third of its total Plan Participants as compared to its total Plan Participants as of the date hereof (a "Substantial Loss of Lives"), the parties acknowledge that PROVANTAGE will suffer a material adverse impact on its business which may not be susceptible of precise determination. In such event, AMS shall pay to PROVANTAGE the sum of $100,000 per month for every full calendar month between the date of AMS' termination and December 31, 2002. AMS acknowledges and agrees that the foregoing amounts are a reasonable approximation of the damages PROVANTAGE will suffer due to a Change of Control that results in an early termination by AMS or a Substantial Loss of Lives and shall be deemed liquidated damages and not a penalty. This Section 27 shall apply to any successor or assignee of AMS permitted under this Agreement.

For purposes of this Paragraph, a "Change of Control" shall be deemed to have occurred if, after the Commencement Date of the Agreement a majority of Directors of American Medical Security Group, Inc. ("AMSG") cease to continue to serve as Directors of AMSG as the direct or indirect result of, or in connection with the occurrence of: (a) any person, including a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934, becoming, directly or indirectly, the beneficial owner of securities of the Company, or any other subsidiary, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of AMSG that may be cast for the election of Directors of the Company; or (b) a cash tender or exchange offer, a merger or other business combination, a contested election of directors, or any combination of these transactions.

28. RELATIONSHIP BETWEEN PARTIES. Nothing in this Agreement shall be construed to constitute either party a partner, joint venturer, employee or agent of the other, nor shall either party have authority to bind the other in any respect, it being intended that each shall remain an independent contractor solely responsible for its own actions. No employee or agent of one party hereto shall be considered an employee or agent of the other party hereto. The Participating Pharmacies which provide services to the Plan Participants shall also do so as independent contractors.

29. LIST OF ELIGIBLE PLAN PARTICIPANTS. The parties acknowledge that PROVANTAGE has a list of all eligible Plan Participants and the current Plan Parameters. AMS is responsible for providing PROVANTAGE with any changes to such list or parameters, (additions, deletions and/or terminations) in writing as soon as reasonably possible after they occur. Provided AMS has provided PROVANTAGE with accurate and complete eligibility data, PROVANTAGE shall update its eligibility records within one business day after receipt from AMS. PROVANTAGE agrees that its failure to process batch eligibility data within this timeframe due to errors by PROVANTAGE or failures within PROVANTAGE's system will result in PROVANTAGE paying to AMS a penalty of 4% of PROVANTAGE's electronic claims administrative fee for the then current billing period for each incident for which PROVANTAGE has a failure hereunder, up to a maximum annual penalty of $5,000. This penalty shall be in addition to any other rights, remedies or recoveries AMS may have under this Agreement or available at law or in equity.

In the event of a Plan Participant's termination, such Plan Participant(s) and their dependents will be considered eligible for up to one full business day after notification has been received by PROVANTAGE. Until such time, AMS will be responsible for all liabilities incurred by the terminated Plan Participant(s) and their dependents. AMS shall hold PROVANTAGE harmless and without liability for any errors or omissions, or any related problems that may result from AMS' failure to provide an accurate, updated listing of eligible Plan Participants.

30. COMMUNICATION TO PLAN PARTICIPANTS.PROVANTAGE recognizes the relationship between AMS and Plan Participants. As such, PROVANTAGE shall not communicate directly with Plan Participants except in its performance of its services hereunder. PROVANTAGE shall provide AMS with a draft of all written non-standard communications to be sent to Plan Participants for AMS' prior review.

31. NON-LIABILITY. Without limiting any other indemnification set forth elsewhere in this Agreement, AMS agrees to indemnify, defend, and hold PROVANTAGE harmless from liability for any claim, injury, demand or judgment based on contract, tort, or other grounds (including warranty of merchantability) arising directly or indirectly out of:

     A. PROVANTAGE's providing Drug Utilization Review (DUR) services described herein; and

     B. Payment of fraudulent claims or filling of fraudulent prescriptions if the fraud is committed by AMS, a Plan Participant or any party other than PROVANTAGE. "Fraudulent claims" shall include: (i) the unauthorized, illegal or wrongful use of any card issued by AMS to any of AMS' Plan Participants, and (ii) the wrongful use of any card that is lost or stolen until notification is received by PROVANTAGE.

AMS acknowledges that the Participating Pharmacies have been chosen by PROVANTAGE based on their willingness to provide pharmacy services to the Plan Participants. In addition, PROVANTAGE has contractually required that the Participating Pharmacies have met the following minimum required enrollment criteria:

     U.   State and federal pharmacy licenses;

     V.   Possession of individual practitioner's malpractice insurance;

     W.   Possession of pharmacy's malpractice insurance;

     X.   Federal tax identification number;

     Y.   Proof of individual pharmacist's licensing; and

     Z.   Acceptable disciplinary history.

PROVANTAGE has not performed any other investigation or review of any Participating Pharmacy's operations.

In addition, and without limiting the generality of the foregoing, each party agrees to indemnify, defend and hold harmless the other party and its directors, officers and employees acting in the scope and course of their employment and not as Plan Participants against all claims, lawsuits, settlements, judgments, costs, penalties and expenses, including attorney's fees, with respect to this Agreement and the acts of the indemnifying party or its employees, acting alone or in collusion with others, if it determined that the indemnified party's liability therefor was the direct consequence of negligence, criminal conduct or fraud on the part of the indemnifying party or its directors, officers or employees.

32. NOTICES. All notices provided for in this Agreement shall be in writing and shall be sent by registered or certified mail, express mail, facsimile, or delivered in person to the other party at the address above or indicated on the Data Sheet or such other address as may be provided to the other party in the same manner as that provided for giving of any notice. All notices shall be deemed to have been received on the third (3rd) day after the date said notice was mailed; or twenty four (24) hours following the time of said notice if sent by facsimile, or immediately upon personal delivery.

33. COOPERATION WITH REGULATORY AUDITS. PROVANTAGE acknowledges that AMS is involved in the business of insurance, and as such, AMS is subject to certain laws related to the business of insurance. PROVANTAGE also acknowledges that the services provided by PROVANTAGE hereunder are related to AMS' providing its insurance services to Plan Participants. In the event that it is requested by a state's insurance regulator or its agent or representative (collectively a "Regulator") that the Plans or the related services provided by PROVANTAGE be examined, audited or inspected, PROVANTAGE shall make its books and records and all other aspects of its operations related to this Agreement available to such Regulator for such examination, inspection or audit, as required by applicable law.

34. MAINTENANCE OF RECORDS. PROVANTAGE shall maintain such records with regard to services provided hereunder as it shall determine to be necessary and appropriate under the circumstances and as may be required under applicable laws, rules and regulations. PROVANTAGE shall have no responsibility for the maintenance of any records by or which are the obligation of AMS. Records kept by PROVANTAGE with respect to AMS' Plan Participants may be reviewed by AMS during regular business hours, at AMS' expense provided, however, that no such review shall relate to records for prescriptions dispensed more than two (2) years prior to the date such review is requested, except if requested by a Regulator.

35. OWNERSHIP OF INFORMATION. AMS shall be the owner of administration and claims processing information in accordance with applicable state laws, including insurance regulations and rules. Upon termination of this Agreement, at AMS' option, such information shall be forwarded to AMS at AMS' sole cost and expense. PROVANTAGE shall have the right to use all such information for purposes of this Agreement.

36. ACCESS TO PROLINK AND PROVQUERY. Subject to a separate license agreement(s) to be negotiated by the parties, at no fee, PROVANTAGE will grant to AMS a personal, non-transferable, non-exclusive license to use PROVANTAGE's ProLink and ProVQuery programs in connection with this Agreement.

37. CLIENT SERVICE TEAM. PROVANTAGE shall establish an AMS Account Service Team ("AMS Service Team") during the term of this Agreement. Initially the team should be headed up by Glen Laschober. In addition, PROVANTAGE will have representatives from its Benefit Design and Analysis, National Accounts, Information Systems, Marketing, Trade Relations, Clinical and Operations Departments. The AMS Service Team shall meet with representatives from AMS for a full day each month during the term of this Agreement to identify cost reductions, service level improvements and sales and marketing opportunities that positively impact AMS. Should PROVANTAGE change AMS' primary contact in Client Relations without AMS' consent as to such contacts replacement, which consent shall not be unreasonably withheld, PROVANTAGE shall pay AMS a $5,000 penalty. In addition, should PROVANTAGE fail to meet with AMS within two weeks of any scheduled meeting in accordance with this Paragraph for reasons unrelated to AMS, PROVANTAGE shall pay AMS a penalty of $500 per occurrence up to a maximum annual penalty of $5,000. These penalties shall be in addition to any other rights, remedies or recoveries AMS may have under this Agreement or available at law or in equity.

38. CONFIDENTIALITY. Each party to this Agreement agrees that it shall receive and hold in confidence any knowledge or information (including this Agreement and all compensation, terms and conditions thereof) concerning the affairs or business of the other party, and the other party's programs, procedures, or systems and will not, during or after the term hereof, disclose same to any third party or use same for the benefit of itself or any other person, firm or corporation related to or associated with it in any way, except as may be required for the performance of this Agreement or as may be required by law. Each party agrees to hold the other party harmless from liability for any claim, injury, demand or action based on the unauthorized release of any of the above-described confidential information.

In the performance of its obligations under this Agreement, PROVANTAGE will receive private and confidential information concerning the Plan Participants. PROVANTAGE is sensitive to the confidential nature of the files it maintains and warrants that it shall hold all such information confidential and shall not disclose such information to any entity other than AMS, unless required by law or to enable its performance under this Agreement.

39. NO THIRD PARTY BENEFICIARIES. Except as set forth in Paragraph 3 above, no individual person, Plan Participant, insurance company, third party payer or other entity, other than PROVANTAGE and AMS (except governmental authorities to the extent required by law), is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the parties hereto, and that the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto, or their respective successors and assignees as permitted hereunder.

40. EXCLUSIVITY. With respect to each Plan, PROVANTAGE shall be the sole and exclusive provider of the services described in this Agreement to AMS during the Initial Term of this Agreement. In the event that this Agreement automatically renews for successive one (1) year terms after the Initial Term, PROVANTAGE shall no longer be the exclusive provider of any of the services described in this Agreement. However, nothing in this Agreement shall prohibit PROVANTAGE from contracting with any other person, firm, corporation or other entity for any purpose whatsoever for the providing or delivery of the same or similar services as those described in this Agreement. In limitation of the foregoing, PROVANTAGE recognizes and agrees to the exclusivity limitation in Section 1 of this Agreement.

41. NON-DISCRIMINATION. PROVANTAGE shall not discriminate against any AMS or Plan Participant on the basis of race, color, sexual orientation, marital status, disability, national origin, creed, sex or age.

42. ASSIGNMENT. This Agreement shall not be assignable by either party to any other person or entity, and any attempted assignment shall be void and of no force and effect, unless the written consent of the non-assigning party shall have first been obtained, which consent shall not be unreasonably withheld. PROVANTAGE acknowledges and agrees that AMS has affiliate corporations including, but not limited to, AMS, Inc., that perform administrative services to Holdings, UWLIC, Unity and AMH in connection with this Agreement.

43. REGULATORY COMPLIANCE. AMS acknowledges that the Plans are or may be "employee welfare benefit plans" as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), 29 U.S.C. ss. 1001 et seq., and the regulations promulgated under that act. PROVANTAGE will provide AMS with any information in PROVANTAGE's possession necessary for AMS and the Plans to comply with any laws or regulations applicable to Plans, but AMS' compliance with any such laws and regulations shall be the sole responsibility of AMS and/or the Plans and AMS shall comply and ensure that the Plans comply with all such laws and regulations. PROVANTAGE will obtain and maintain any licenses or regulatory approvals necessary for it to perform PROVANTAGE's services under the Agreement. AMS shall not name PROVANTAGE or represent that PROVANTAGE is, and PROVANTAGE shall not be, a Plan Administrator or a named fiduciary of the Plan as those terms are used in ERISA. AMS shall have complete discretionary, binding and final authority to construe the terms of the Plan, to interpret ambiguous Plans language, to make factual determinations regarding the payment of claims or provisions of benefits, to review denied claims and to resolve complaints by Plan Participants.

44. PRIOR AGREEMENTS. This Agreement is intended to supplant, replace and supersede the 1996 Agreement, the 1995 Agreement and that certain Maintenance Prescription Drug Plan Agreement between AMS and PROVANTAGE dated September 2, 1994 (collectively the "Prior Agreements"). As of the commencement date of this Agreement, said Prior Agreements shall be null and void, except with respect to any obligations which arose prior to the commencement date of the term of this Agreement.

45. EMPLOYEES. AMS agrees that during the term of this Agreement, and for a period of one (1) year thereafter, AMS and AMS' affiliates will not, directly or indirectly, hire or employ, or solicit or offer employment to any employee of ShopKo Stores, Inc. ("ShopKo") or any of ShopKo's subsidiaries, including without limitation, PROVANTAGE, without ShopKo's prior written consent. The foregoing limitation shall apply only with respect to ShopKo employees who, during the term of their employment with ShopKo, held a management level position or any position within ShopKo's MIS/computer systems departments.

PROVANTAGE agrees that during the term of this Agreement, and for a period of one (1) year thereafter, PROVANTAGE and PROVANTAGE's affiliates including, but not limited to ShopKo Stores, Inc., will not, directly or indirectly, hire or employ, or solicit or offer employment to any employee of American Medical Security Group, Inc., or any of American Medical Security Group, Inc.'s subsidiaries, including without limitation, AMS, without American Medical Security Group, Inc.'s prior written consent. The foregoing limitation shall apply only with respect to AMS employees who, during the term of their employment with AMS, held a management level position or any position within AMS' IT/computer systems departments.

46. NETWORK MAINTENANCE AND ACCESS. PROVANTAGE guarantees that no more that 15% of the Participating Pharmacies shall voluntarily terminate their agreements with PROVANTAGE during any one calendar year during the term of this Agreement. If more than 15% terminate in any one calendar year, PROVANTAGE shall pay AMS up to $500 per year. In addition, PROVANTAGE will guarantee AMS access to a custom national network of retail Participating Pharmacies that will process at least 95% of the prescription claims that would have been processed in ProVantage's standard national network of Participating Pharmacies and further guarantees that number of Participating Pharmacies in urban, suburban and rural categories through GeoAccess reporting on an annual basis to ensure the following:

     A. 98% of the Plan Participants living in urban areas shall have at least one Participating Pharmacy within two miles of their home; and

     B. 99.3% of the Plan Participants living in suburban areas shall have at least one Participating Pharmacy within five miles of their home; and

     C. 97.8% of the Plan Participants living in rural areas shall have at least one Participating Pharmacy within 15 miles of their home.

Should any of the above percentages of access for the Plan Participants fall below the levels outlined above for the access standards specified, PROVANTAGE shall pay to AMS a $250 penalty for each percentage point by which the guarantee is not met, up to a maximum annual penalty of $5,000.

These penalties shall be in addition to any other rights, remedies or recoveries AMS may have under this Agreement or in accordance with applicable law.

47. INSURANCE. During the term of this Agreement, PROVANTAGE shall maintain in effect errors and omissions insurance, and such other coverages as AMS may reasonably request, covering PROVANTAGE and the performance of the services hereunder, such insurance to be obtained in such amounts and from insurance companies reasonably acceptable to AMS, and shall provide AMS with certificates of insurance evidencing such coverage from the companies providing the same.

48. MOST FAVORED NATION STATUS. During the Initial Term of this Agreement, PROVANTAGE agrees that its compensation package to AMS for the products and services covered by this Agreement shall be the most favorable as PROVANTAGE offers to any other similarly situated customer. PROVANTAGE will warrant to AMS compliance with this provision each year during the Initial Term of this Agreement; however, nothing in this provision or this Agreement shall obligate PROVANTAGE to make available to AMS its agreements with other PROVANTAGE customers.

49. FILE FORMATTING. The parties acknowledge that PROVANTAGE provided services to AMS prior to the effective date of this Agreement utilizing file formats that are compatible to AMS' current formats. In the event that PROVANTAGE makes any system changes which causes the existing AMS file formats to not be compatible with PROVANTAGE's system, AMS shall provide PROVANTAGE with its cost of making such file formatting change. PROVANTAGE will have the option to either: a) have AMS make such changes and reimburse AMS for its cost, or b) accept existing AMS file formatting and translate it at PROVANTAGE'S cost to a file format which meets PROVANTAGE'S new requirements.

50. MISCELLANEOUS PROVISIONS. The provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their heirs, legal representatives and successors. Failure to exercise any of the rights granted hereunder for any one default shall not be a waiver of the right to exercise any of these rights for subsequent default. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed on behalf of both parties. Time is of the essence in the performance of each and every obligation herein imposed. This Agreement and all Exhibits attached hereto when executed by all parties constitutes the entire understanding between the parties hereto. In the event any provision or part thereof contained in this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part thereof contained herein. The headings in this Agreement are used solely for the purpose of convenience and shall not be deemed to list the subject of any provision or be considered in the construction thereof. This Agreement shall be construed and enforced according to the laws of the State of Wisconsin, without regard to principles of conflict of law, and ERISA, where applicable . Both parties understand that it is their respective obligation to comply with all applicable state, federal and local laws, regulations and guidelines.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to begin as noted in the Data Sheet.

AMERICAN MEDICAL SECURITY HOLDINGS, INC.


By:  /s/ James C. Modaff                               Date: January 7, 2000
   ---------------------------------------------             ---------------
Title:  Executive Vice President, Chief Actuary
       -----------------------------------------

Attest:  /s/ Julie Van Straton                         Date: January 7, 2000
       -----------------------------------------             ---------------


PROVANTAGE HEALTH SERVICES, INC.


By: /s/ Glen C. Laschober                              Date: January 4, 2000
    --------------------------------------------             ---------------

Title:  Executive Vice President
       -----------------------------------------

Attest:  /s/ Michelle H. Fullerton                     Date: January 4, 2000
       ------------------------------------------            ---------------

(Exhibits to this agreement have been omitted and will be furnished supplementally to the SEC upon request)